Exhibit 99.1.

Questar completes acquisition of Louisiana properties,

raises production and earnings guidance, and adds to hedge positions

SALT LAKE CITY – Questar Corporation (NYSE:STR) today announced that subsidiary Questar Exploration and Production Company (Questar E&P) has closed the previously announced purchase of two significant natural gas development properties in northwest Louisiana, for an aggregate adjusted purchase price of $659 million, subject to customary post-close adjustments. The properties are located in Red River and Bienville Parishes, approximately 10 miles south and east of Questar E&P’s existing Elm Grove Field operations.

Questar also revised 2008 earnings and production guidance and underlying assumptions to incorporate the newly acquired properties, the recent increase in natural gas and crude oil prices, and additional natural gas fixed-price hedges.

Revised Earnings Guidance and Assumptions

	2008	2008
	Current	Previous
Earnings per diluted share	$3.05-$3.20	$2.90-$3.05
Average diluted shares (millions)	176.2	176.2
Questar E&P production – Bcfe	160-163	148-151
Pinedale well completions	60-65	60-65
NYMEX gas price per MMBtu*	$9.00-$10.00	$7.50-$8.50
NYMEX/Rockies basis differential per MMBtu*	$1.45-$1.20	$1.45-$1.20
NYMEX/Midcontinent basis differential per MMBtu*	$1.25-$1.00	$1.25-$1.00
NYMEX crude oil price per bbl*	$95.00-$100.00	$85.00-$90.00
* On unhedged volumes for the remainder of 2008

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Questar E&P has now hedged about 78% of forecast natural gas and oil-equivalent production for the remainder of 2008 with fixed-price swaps. Additionally, the company has hedged about 2% of its forecast natural gas production for the remainder of 2008 with basis-only swaps (see table at the end of this release).

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The company estimates that a $1.00 per MMBtu change in the average NYMEX price of natural gas for the remainder of 2008 would result in about a $0.02 change in earnings per diluted share.

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A $10.00 per bbl change in the average NYMEX price of oil for the remainder of 2008 would result in about a $0.05 change in earnings per diluted share.

“We’re now in a position to grow Questar E&P production 14 to 16% in 2008”, said Chuck Stanley,  Questar COO and head of the company’s exploration and production businesses. “We’ve also taken advantage of the recent jump in natural gas prices to hedge additional Questar E&P production to lock in attractive returns on invested capital and cash flows, both from the newly acquired properties and from our existing assets.”  The company has added 11 Bcf of natural gas fixed-price swaps for the remainder of 2008, 28.1 Bcf for 2009, and 28.4 Bcf for 2010 since it last disclosed hedge positions on February 12, 2008 (See table at end of this release for a detailed summary of current hedge positions).

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of about $11 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007. Questar undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the Web site to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

For more information, visit Questar’s website: www.questar.com.

Natural Gas Hedge Positions – March 3, 2008

Time Periods	Rocky Mountains	Midcontinent	Total	Rocky Mountains	Midcontinent	Total
				Estimated
	Gas (Bcf) Fixed-Price Swaps			Average Price Per Mcf, Net to the Well
2008
March - June	25.3	14.5	39.8	$6.99	$8.06	$7.38
Second half	38.5	22.9	61.4	7.00	8.11	7.41
Remainder of 2008	63.8	37.4	101.2	7.00	8.09	7.40

2009
First half	28.6	29.5	58.1	$7.07	$8.12	$7.61
Second half	29.0	30.0	59.0	7.07	8.12	7.61
12 months	57.6	59.5	117.1	7.07	8.12	7.61

2010
First half	6.7	26.2	32.9	$6.88	$8.09	$7.84
Second half	6.8	26.6	33.4	6.88	8.09	7.84
12 months	13.5	52.8	66.3	6.88	8.09	7.84

				Estimated
	Gas (Bcf) Basis-Only Swaps			Average Basis Per Mcf vs. NYMEX
2008
March - June	1.1		1.1	$1.83		$1.83
Second half	1.7		1.7	1.83		1.83
Remainder of 2008	2.8		2.8	1.83		1.83

2009
First half	8.4	1.7	10.1	$1.27	$1.08	$1.24
Second half	8.6	1.7	10.3	1.27	1.08	1.24
12 months	17.0	3.4	20.4	1.27	1.08	1.24

2010
First half	1.7	1.7	$0.94	$0.94
Second half	1.7	1.7	0.94	0.94
12 months	3.4	3.4	0.94	0.94

Crude Oil Hedge Positions – March 3, 2008

Time Periods	Rocky Mountains	Midcontinent	Total	Rocky Mountains	Midcontinent	Total
				Estimated
	Oil (Mbbl) Fixed-Price Swaps			Average Price Per Bbl, Net to the Well
2008
March – June	281	146	427	$67.39	$70.77	$68.55
Second half	423	221	644	67.39	70.77	68.55
Remainder of 2008	704	367	1,071	67.39	70.77	68.55

2009
First half	217	145	362	$60.55	$66.55	$62.95
Second half	221	147	368	60.55	66.55	62.65
12 months	438	292	730	60.55	66.55	62.95

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